P.O. Box 568 – Elkton, Maryland 21922-0568

Dear Stockholder:        May 10, 2006

 Cecil Bancorp, Inc. is excited about our continued growth. Our assets increased 33% from $209,934,000 as of March 31, 2005 to $280,043,000 as of March 31, 2006, which is over a $70 million increase. We are also happy to announce the opening of our new Corporate Center located in Elkton at 116 North Street in December 2005.

On March 14, 2006, the Board of Directors of Cecil Bancorp, Inc. (the “Company”) declared a cash dividend on the Company’s outstanding shares of common stock. We enclose a check in payment of the cash dividend in the amount of $.05 per share payable on May 10, 2006 to stockholders of record at the close of business on April 27, 2006.

We would like to take this opportunity to encourage you to take advantage of the Dividend Reinvestment Plan. You must have a minimum of fifty shares of Cecil Bancorp, Inc. stock in order to enroll. If you would like more information please give Jennifer Carr a call at (410) 398-1650 and she would be happy to assist you.

We thank you for your continued support and look forward to serve the stockholders of Cecil Bancorp, Inc.

Sincerely,

Mary Beyer Halsey     Charles F. Sposato

President and CEO     Chairman of the Board